Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Third Quarter 2016 Results

DALLAS, Texas - (Business Wire) - November 7, 2016 Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast casual restaurant brands, today reported results for the third quarter 2016, which ended on October 2, 2016.

Select third quarter 2016 results as compared to third quarter 2015 results include:

•	Total revenues increased 5.9% to $182.3 million;

•
Comparable restaurant sales at Pollo Tropical decreased 1.0% and comparable guest traffic decreased 2.5%, including the impact of sales cannibalization that negatively impacted comparable guest traffic by approximately 1%;

•	Comparable restaurant sales at Taco Cabana decreased 4.1% and comparable guest traffic decreased 3.5%;

•	Nine Company-owned Pollo Tropical restaurants were opened;

•
Net loss of $4.5 million, or $0.17 per diluted share, compared to the prior year period of net income of $7.9 million, or $0.30 per diluted share. Net loss in the third quarter of 2016 included previously disclosed asset impairment charges of $18.5 million related to ten closed Pollo Tropical restaurants and certain additional restaurants the Company continues to operate; and

•
Adjusted net income decreased $0.8 million to $8.0 million, or $0.30 per diluted share, compared to the prior year period of adjusted net income of $8.8 million, or $0.33 per diluted share (see non-GAAP reconciliation table below).

Fiesta Interim President and Chief Executive Officer Danny Meisenheimer commented, “The Board and management team are committed to restoring momentum and building long-term shareholder value. We approach 2017 with optimism and a focused plan to deploy capital for new restaurant development in core markets, while we work to build brand awareness and frequency in our emerging Pollo Tropical markets and deliver exceptional brand fundamentals across both systems. We will continue our remodeling program at Pollo Tropical primarily in South Florida, while we invest in keeping our restaurants competitive, and building strategic organizational systems and people capabilities.”

Third Quarter 2016 Financial Review

Consolidated Results

Total revenues increased 5.9% to $182.3 million from $172.1 million compared to the prior year period due primarily to 33 net Company-owned restaurant openings. Comparable restaurant sales decreased 1.0% at Pollo Tropical compared to a 4.2% gain in the prior year period and decreased 4.1% at Taco Cabana compared to a 4.8% gain in the prior year period.

Cost of sales as a percentage of restaurant sales improved 220 basis points compared to the prior year period due primarily to favorable chicken and other commodity costs and menu price increases.

Restaurant wages and related expenses as a percentage of restaurant sales increased 40 basis points compared to the prior year period due primarily to higher labor costs, including the impact of new Company-owned restaurants and sales deleverage partially offset by lower incentive based compensation and medical expenses.

Other restaurant operating expenses as a percentage of restaurant sales increased 100 basis points compared to the prior year period due primarily to higher repair and maintenance costs, insurance costs and real estate taxes, and sales deleverage.

Restaurant rent expense as a percentage of restaurant sales increased 30 basis points compared to the prior year period due primarily to new Company-owned restaurants, which generally have higher rent, and sales deleverage.

General and administrative expenses increased $0.3 million to $14.5 million compared to the prior year period due primarily to a $0.8 million charge for estimated costs, including legal fees and other costs, related to a class action settlement and a $0.6 million write-off of site development costs partially offset by lower incentive-based compensation. As a percentage of revenues, general and administrative expenses improved 30 basis points compared to the prior year period.

As previously disclosed, as part of the Company’s strategic review process to enhance long term shareholder value, the Company reviewed its restaurant portfolio and closed a total of 10 Pollo Tropical restaurants on October 24, 2016 and will convert up to three of these restaurants in Texas to Taco Cabana restaurants. The Company recognized an $18.5 million impairment charge related to the 10 closed restaurants and six additional Pollo Tropical restaurants and one Taco Cabana restaurant that the Company will continue to operate. As previously disclosed, the Company will recognize lease and other charges of $2 million to $4 million related to the closed restaurants in the fourth quarter of 2016.

The provision for income taxes was derived using an estimated annual effective tax rate, excluding discrete items, of 36.3% for 2016 which was lower than the prior year period rate of 37.8%. In December 2015, the Work Opportunity Tax Credit was retroactively reinstated for 2015 and prospectively for 2016 through 2019.

Net loss was $4.5 million, or $0.17 per diluted share, compared to net income of $7.9 million, or $0.30 per diluted share, in the prior year period.

Adjusted net income, a non-GAAP financial measure, was $8.0 million, or $0.30 per diluted share, compared to adjusted net income of $8.8 million, or $0.33 per diluted share, in the prior year period (see non-GAAP reconciliation table below).

Brand Results

Pollo Tropical restaurant sales increased 13.0% to $103.4 million in the quarter compared to the prior year period due primarily to 32 net Company-owned restaurant openings. Comparable restaurant sales decreased 1.0% during the quarter, which included a 2.5% decrease in comparable guest traffic partially offset by a 1.5% increase in average check. Sales cannibalization from new restaurants on existing restaurants negatively impacted comparable restaurant transaction growth by approximately 1%. Average check was primarily driven by menu price increases that positively impacted restaurant sales by 1.9%. On a two-year basis, quarterly comparable restaurant sales grew 3.2%. Adjusted EBITDA for Pollo Tropical, a non-GAAP financial measure, remained flat at $12.1 million compared to the prior year period (see non-GAAP reconciliation table below).

Taco Cabana restaurant sales decreased 2.2% to $78.2 million in the quarter compared to the prior year period due primarily to a comparable restaurant sales decrease of 4.1%. The decrease in comparable restaurant sales resulted from a 3.5% decrease in comparable guest traffic and a decrease in average check of 0.6%. Average check was driven by menu price increases that positively impacted restaurant sales by 1.3%. On a two-year basis, quarterly comparable restaurant sales grew 0.7%. Adjusted EBITDA for Taco Cabana, a non-GAAP financial measure, decreased 2.4% to $9.6 million compared to the prior year period (see non-GAAP reconciliation table below).

Restaurant Portfolio

During the third quarter 2016, Fiesta opened nine Company-owned Pollo Tropical restaurants including three in Texas, four in Georgia, and two in Florida.

As of October 2, 2016, Fiesta had 181 Company-owned Pollo Tropical restaurants, 164 Company-owned Taco Cabana restaurants, 34 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Guatemala, Panama, Trinidad & Tobago and Venezuela and seven franchised Taco Cabana restaurants in the U.S.

On October 24, 2016, the Company announced that it had closed 10 Pollo Tropical restaurants, including eight in Texas, one in Nashville, Tennessee and one in Atlanta, Georgia.

In 2017, the Company expects to open 12 to 13 new Company-owned Pollo Tropical restaurants in Florida and eight to 10 new Company-owned Taco Cabana restaurants in Texas. Up to three of the new Company-owned Taco Cabana restaurant openings will be Pollo Tropical restaurants converted to Taco Cabana restaurants. Total capital expenditures in 2017 are expected to be $57 to $68 million including capital expenditures of $35 to $43 million for new restaurant development.

2016 Outlook

Based on current information, the Company is updating the following estimated operating targets for 2016:

•
Comparable restaurant sales at Pollo Tropical are now expected to be between -2% to flat (from -1% to +1%) including the negative impact of weather and temporary store closures related to Hurricane Matthew during the first fiscal week of October;

•	Capital expenditures are now expected to be $82 to $85 million (from $90 to $100 million); and

•	Ten Company-owned Pollo Tropical restaurant closures.

The Company is reiterating the following estimated operating targets for 2016:

•	Comparable restaurant sales decreases of -3% to -1% at Taco Cabana;

•	Cost of sales improvement of approximately 180 basis points at Pollo Tropical and 100 basis points at Taco Cabana approximately, both as a percent of brand restaurant sales;

•	General and administrative expenses of $54 to $57 million;

•	Depreciation and amortization of $36 to $38 million;

•	An effective tax rate of 36% to 37%; and

•	Company-owned restaurant openings of 31 Pollo Tropical and four Taco Cabana restaurants of which 26 Pollo Tropical and two Taco Cabana restaurants have been opened through October 2, 2016.

Investor Conference Call Today

Interim President and Chief Executive Officer Danny Meisenheimer and Senior Vice President and Chief Financial Officer Lynn Schweinfurth will host a conference call to review third quarter 2016 results today at 4:45 p.m. ET.

The conference call can be accessed live over the phone by dialing 201-689-8562. A replay will be available after the call until Monday, November 14, 2016, and can be accessed by dialing 858-384-5517. The passcode is 13646683.

The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique Caribbean and Mexican inspired flavors with broad appeal at a compelling value. The brands feature made-from-scratch cooking, fresh salsa bars, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND NINE MONTHS ENDED OCTOBER 2, 2016 AND SEPTEMBER 27, 2015
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	Three months ended (a)		Nine months ended (a)
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015

Revenues:
Restaurant sales	$181,592	$171,469	$538,366	$505,795
Franchise royalty revenues and fees	664	636	2,099	2,085
Total revenues	182,256	172,105	540,465	507,880
Costs and expenses:
Cost of sales	54,726	55,409	163,383	160,755
Restaurant wages and related expenses (b)	47,503	44,183	139,536	127,156
Restaurant rent expense	9,488	8,396	27,522	24,451
Other restaurant operating expenses	25,715	22,511	72,366	63,732
Advertising expense	7,506	4,831	21,507	15,529
General and administrative expenses (b) (c)	14,520	14,259	42,621	41,647
Depreciation and amortization	9,513	7,596	26,474	21,844
Pre-opening costs	1,509	1,689	4,707	3,851
Impairment and other lease charges (d)	18,513	387	18,607	481
Other income (e)	—	(165)	(238)	(679)
Total operating expenses	188,993	159,096	516,485	458,767
Income (loss) from operations	(6,737)	13,009	23,980	49,113
Interest expense	542	493	1,635	1,345
Income (loss) before income taxes	(7,279)	12,516	22,345	47,768
Provision for (benefit from) income taxes	(2,748)	4,571	8,065	18,073
Net income (loss)	$(4,531)	$7,945	$14,280	$29,695
Basic net income (loss) per share	$(0.17)	$0.30	$0.53	$1.11
Diluted net income (loss) per share	$(0.17)	$0.30	$0.53	$1.11
Basic weighted average common shares outstanding	26,716,219	26,557,940	26,658,739	26,494,599
Diluted weighted average common shares outstanding	26,716,219	26,565,575	26,665,091	26,501,951

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine month periods ended October 2, 2016 and September 27, 2015, each included 13 and 39 weeks, respectively.

(b) Restaurant wages and related expenses include stock-based compensation expense of $35 and $40 for the three month periods ended October 2, 2016 and September 27, 2015, respectively, and $111 and $147 for the nine month periods ended October 2, 2016 and September 27, 2015, respectively. General and administrative expenses include stock-based compensation expense of $330 and $1,127 for the three month periods ended October 2, 2016 and September 27, 2015, respectively, and $2,523 and $3,056 for the nine month periods ended October 2, 2016 and September 27, 2015, respectively.

(c) General and administrative expenses for the three and nine months ended October 2, 2016, include $74 and $822, respectively, in costs related to the previously proposed separation transaction, $193 and $539, respectively, in severance and office relocation costs, $581 and $877, respectively, for the write-off of site costs related to locations that we decided not to develop and $834 and $900, respectively, related to a class action litigation (these amounts include legal fees and other costs, including estimated settlement charges), partially offset by a $350 reduction in estimated settlement charges related to a 2015 class action litigation for the nine months ended October 2, 2016. General and administrative expenses for the three and nine months ended September 27, 2015, include $950 and $1,129, respectively, related to a class action litigation.

(d) Impairment and other lease charges for the three and nine months ended October 2, 2016, primarily include impairment charges related to the closure of 10 Pollo Tropical restaurants in the fourth quarter of 2016 and six additional Pollo Tropical restaurants and one Taco Cabana restaurant that the Company continues to operate. The Company plans to convert up to three of the closed restaurants in Texas to Taco Cabana restaurants.

(e) Other income for the nine months ended October 2, 2016, includes additional proceeds related to a location that closed in 2015 as a result of an eminent domain proceeding. Other income for the three months ended September 27, 2015, primarily includes expected business interruption insurance proceeds related to a Pollo Tropical location that was temporarily closed due to a fire, and for the nine months ended September 27, 2015 other income also includes a previously deferred gain from a sale-leaseback transaction that was recognized upon termination of the lease as a result of an eminent domain proceeding.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	October 2, 2016	January 3, 2016

Assets
Cash	$4,862	$5,281
Other current assets	21,668	25,957
Property and equipment, net	271,055	248,992
Goodwill	123,484	123,484
Deferred income taxes	15,258	8,497
Deferred financing costs, net	687	918
Other assets	2,473	2,516
Total assets	$439,487	$415,645

Liabilities and Stockholders' Equity
Current liabilities	$55,693	$46,305
Long-term debt, net of current portion	67,446	72,612
Lease financing obligations	1,664	1,663
Deferred income sale-leaseback of real estate	28,062	30,086
Other liabilities	25,735	20,997
Total liabilities	178,600	171,663
Stockholders' equity	260,887	243,982
Total liabilities and stockholders' equity	$439,487	$415,645

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015
Segment revenues:
Pollo Tropical	$103,827	$91,908	$305,697	$269,524
Taco Cabana	78,429	80,197	234,768	238,356
Total revenues	$182,256	$172,105	$540,465	$507,880

Change in comparable restaurant sales (a):
Pollo Tropical	(1.0)%	4.2%	(0.8)%	5.0%
Taco Cabana	(4.1)%	4.8%	(2.1)%	4.8%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$659	$708	$2,062	$2,173
New restaurants (c)	414	473	1,232	1,474
Total Company-owned (d)	586	642	1,821	1,998
Taco Cabana
Comparable restaurants (b)	$475	$496	$1,436	$1,462
New restaurants (c)	568	349	1,513	1,051
Total Company-owned (d)	477	492	1,438	1,449

Income (loss) before income taxes:
Pollo Tropical	$(13,070)	$6,567	$4,235	$29,065
Taco Cabana	5,865	5,949	18,932	18,703

Adjusted EBITDA (e):
Pollo Tropical	$12,087	$12,120	$41,828	$43,993
Taco Cabana	9,641	9,874	30,451	29,969

Restaurant-Level Adjusted EBITDA (e):
Pollo Tropical	$21,977	$21,072	$68,846	$68,223
Taco Cabana	14,712	15,107	45,317	46,096

(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months.

(b) Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.

(c) New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.

(d) Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.

(e) Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Please see the reconciliation from net income (loss) to Adjusted EBITDA and Restaurant-Level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information" on the second to last page of this release.

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three months ended		Nine months ended
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015

Company-owned restaurant openings:
Pollo Tropical	9	14	26	26
Taco Cabana	—	1	2	2
Total new restaurant openings	9	15	28	28

Company-owned restaurant closings:
Pollo Tropical	—	(1)	—	(1)
Taco Cabana	—	(1)	—	(6)
Net change in restaurants	9	13	28	21

Number of Company-owned restaurants:
Pollo Tropical	181	149	181	149
Taco Cabana	164	163	164	163
Total Company-owned restaurants	345	312	345	312

Number of franchised restaurants:
Pollo Tropical	34	35	34	35
Taco Cabana	7	6	7	6
Total franchised restaurants	41	41	41	41

Total number of restaurants:
Pollo Tropical	215	184	215	184
Taco Cabana	171	169	171	169
Total restaurants	386	353	386	353

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three months ended
	October 2, 2016		September 27, 2015
		(a)		(a)
Pollo Tropical:
Restaurant sales	$103,353		$91,440
Cost of sales	32,565	31.5%	31,054	34.0%
Restaurant wages and related expenses	24,383	23.6%	20,984	22.9%
Restaurant rent expense	5,059	4.9%	4,158	4.5%
Other restaurant operating expenses	14,361	13.9%	11,741	12.8%
Advertising expense	5,026	4.9%	2,448	2.7%
Depreciation and amortization	6,337	6.1%	4,504	4.9%
Pre-opening costs	1,456	1.4%	1,597	1.7%
Impairment and other lease charges	18,390	17.8%	387	0.4%

Taco Cabana:
Restaurant sales	$78,239		$80,029
Cost of sales	22,161	28.3%	24,355	30.4%
Restaurant wages and related expenses	23,120	29.6%	23,199	29.0%
Restaurant rent expense	4,429	5.7%	4,238	5.3%
Other restaurant operating expenses	11,354	14.5%	10,770	13.5%
Advertising expense	2,480	3.2%	2,383	3.0%
Depreciation and amortization	3,176	4.1%	3,092	3.9%
Pre-opening costs	53	0.1%	92	0.1%
Impairment and other lease charges	123	0.2%	—	—%

	Nine months ended
	October 2, 2016		September 27, 2015
		(a)		(a)
Pollo Tropical:
Restaurant sales	$304,138		$267,898
Cost of sales	96,435	31.7%	89,687	33.5%
Restaurant wages and related expenses	71,259	23.4%	58,989	22.0%
Restaurant rent expense	14,528	4.8%	11,627	4.3%
Other restaurant operating expenses	40,654	13.4%	32,723	12.2%
Advertising expense	12,473	4.1%	6,710	2.5%
Depreciation and amortization	17,043	5.6%	12,583	4.7%
Pre-opening costs	4,365	1.4%	3,611	1.3%
Impairment and other lease charges	18,390	6.0%	387	0.1%

Taco Cabana:
Restaurant sales	$234,228		$237,897
Cost of sales	66,948	28.6%	71,068	29.9%
Restaurant wages and related expenses	68,277	29.1%	68,167	28.7%
Restaurant rent expense	12,994	5.5%	12,824	5.4%
Other restaurant operating expenses	31,712	13.5%	31,009	13.0%
Advertising expense	9,034	3.9%	8,819	3.7%
Depreciation and amortization	9,431	4.0%	9,261	3.9%
Pre-opening costs	342	0.1%	240	0.1%
Impairment and other lease charges	217	0.1%	94	—%
(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal, supply chain, human resources, development and other administrative functions. Restaurant-Level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is a measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Adjusted EBITDA and Restaurant-Level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015

Net income (loss)	$(4,531)	$7,945	$14,280	$29,695

Add:
Depreciation and amortization	9,513	7,596	26,474	21,844
Impairment and other lease charges	18,513	387	18,607	481
Interest expense	542	493	1,635	1,345
Provision for (benefit from) income taxes	(2,748)	4,571	8,065	18,073
Stock-based compensation expense	365	1,167	2,634	3,203
Other income	—	(165)	(238)	(679)

Adjusted EBITDA:
Pollo Tropical	$12,087	$12,120	$41,828	$43,993
Taco Cabana	9,641	9,874	30,451	29,969
Fiesta	(74)	—	(822)	—
Consolidated	$21,654	$21,994	$71,457	$73,962

Add:
Pre-opening costs	1,509	1,689	4,707	3,851
General and administrative (excluding stock-based compensation expense of $330, $1,127, $2,523, and $3,056, respectively)	14,190	13,132	40,098	38,591

Less:
Franchise royalty revenue and fees	664	636	2,099	2,085

Restaurant-Level Adjusted EBITDA:
Pollo Tropical	$21,977	$21,072	$68,846	$68,223
Taco Cabana	14,712	15,107	45,317	46,096
Consolidated	$36,689	$36,179	$114,163	$114,319

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands, expect per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before impairment and other lease charges, gain on condemnation, separation costs, severance and office relocation costs, legal settlements and related costs and site development costs write-offs. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)
	Three months ended
	October 2, 2016				September 27, 2015
	Income (Loss) Before Income Taxes	Benefit from Income Taxes (g)	Net Income (Loss)	Diluted EPS	Income Before Income Taxes	Provision for Income Taxes (g)	Net Income	Diluted EPS
Reported - GAAP	$(7,279)	$(2,748)	$(4,531)	$(0.17)	$12,516	$4,571	$7,945	$0.30
Adjustments:
Impairment and other lease charges (a)	18,513	7,035	11,478	0.43	387	145	242	0.01
Gain on condemnation (b)	—	—	—	—	(11)	(4)	(7)	—
Separation costs (c)	74	28	46	—	—	—	—	—
Severance and office relocation costs (d)	193	73	120	—	—	—	—	—
Legal settlements and related costs (e)	834	317	517	0.02	950	356	594	0.02
Site development costs write-offs (f)	581	221	360	0.01	35	13	22	—
Adjusted - Non-GAAP	$12,916	$4,926	$7,990	$0.30	$13,877	$5,081	$8,796	$0.33

	(unaudited)
	Nine months ended
	October 2, 2016				September 27, 2015
	Income Before Income Taxes	Provision for Income Taxes (g)	Net Income	Diluted EPS	Income Before Income Taxes	Provision for Income Taxes (g)	Net Income	Diluted EPS
Reported - GAAP	$22,345	$8,065	$14,280	$0.53	$47,768	$18,073	$29,695	$1.11
Adjustments:
Impairment and other lease charges (a)	18,607	7,071	11,536	0.43	481	180	301	0.01
Gain on condemnation (b)	(226)	(86)	(140)	(0.01)	(389)	(146)	(243)	(0.01)
Separation costs (c)	822	312	510	0.02	—	—	—	—
Severance and office relocation costs (d)	539	205	334	0.01	—	—	—	—
Legal settlements and related costs (e)	550	209	341	0.01	1,129	423	706	0.03
Site development costs write-offs (f)	877	333	544	0.02	199	75	124	—
Adjusted - Non-GAAP	$43,514	$16,109	$27,405	$1.02	$49,188	$18,605	$30,583	$1.14

(a) Impairment and other lease charges for the three and nine months ended October 2, 2016, primarily include impairment charges related to the closure of 10 Pollo Tropical restaurants in the fourth quarter of 2016 and six additional Pollo Tropical restaurants and one Taco Cabana restaurant that the Company continues to operate. The Company plans to convert up to three of the closed restaurants in Texas to Taco Cabana restaurants. Impairment and other lease charges for the three and nine months ended September 27, 2015, primarily include a charge related to the closure of a Pollo Tropical restaurant before the end of its lease term and a charge related to a previously closed Pollo Tropical location, and for the nine months ended September 27, 2015, also include charges for Taco Cabana locations that have closed.

(b) Gain on condemnation for the nine months ended October 2, 2016, includes additional proceeds related to a location that closed in 2015 as a result of an eminent domain proceeding. Gain on condemnation for the nine months ended September 27, 2015 primarily includes a previously deferred gain from a sale-leaseback transaction that was recognized upon termination of a lease as a result of an eminent domain proceeding.

(c) Separation costs for the nine months ended October 2, 2016, primarily include advisory fees related to the previously proposed separation transaction.

(d) Severance and office relocation costs for the three and nine months ended October 2, 2016, include severance and relocation costs associated with transitioning our Pollo Tropical headquarters from Miami, Florida to Dallas, Texas.

(e) Legal settlements and related costs for the three and nine months ended October 2, 2016 and September 27, 2015, include legal fees and other costs, including estimated settlement charges, associated with class action litigations and for the nine months ended October 2, 2016 also include a reduction in estimated costs for a legal settlement that was paid during the first quarter.

(f) Site development costs write-offs for the three and nine months ended October 2, 2016 and September 27, 2015, include the write-off of site costs related to locations that we decided not to develop.

(g) The provision for (benefit from) income taxes related to the adjustments was calculated using our combined federal statutory and estimated state rate of 38.0% and 37.5% for the periods ending October 2, 2016 and September 27, 2015, respectively.